UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 30, 2012

Compuware Corporation
(Exact Name of Registrant as Specified in its Charter)

Commission File Number: 000-20900

Michigan (State or other jurisdiction of incorporation or organization)	38-2007430 (I.R.S. Employer Identification No.)

One Campus Martius, Detroit, Michigan (Address of Principal Executive Offices)	48226-5099 (Zip Code)

(Registrant’s telephone number, including area code): (313) 227-7300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective June 30, 2012, the Compensation Committee (“Committee”) of the Board of Directors of Compuware Corporation (the “Company”) resolved to have the Company adopt a claw-back policy (“Claw-Back Policy”) for incentive compensation approved and awarded after that date.  The Claw-Back Policy provides that in the event of any required financial reporting restatement that results from either (1) an act of fraud, theft, miappropriaton, embezzlement, intentional misconduct or other breach of the Code of Conduct by one or more current or former Company executive officers (“Executives”) or (2) the material noncompliance with any applicable financial reporting requirement by the Company, the Board (or a committee designated by the Board) shall review the circumstances that caused the restatement and shall take such action as it deems appropriate to prevent its recurrence, which may include requiring the Executive(s) to repay to the Company any portion of incentive compensation that is greater than the amount that would have been paid if calculated based on restated financial results.  The Claw-Back Policy will apply to any incentive compensation paid to an Executive from and after the date an Executive first signs a related consent agreement and during the three year period preceding the date on which the Company is required to prepare an accounting restatement.  The foregoing description of the Claw-Back Policy does not purport to be complete and is qualified in its entirety by the policy adopted by the Committee, which is filed as Exhibit 10.137 hereto and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(c)	Exhibits

10.137	Compuware Corporation Claw-Back Policy, adopted June 30, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

July 6, 2012	COMPUWARE CORPORATION

	By:	/s/ Laura L. Fournier

Laura L. Fournier
Executive Vice President
Chief Financial Officer